Exhibit 4.7

Network Promotion Service Agreement

Contract No.:

Party A: Jiangsu Manyun Software Technology Co., Ltd.

Unified social credit code: 91320114MA1MXEHK9K

Address: F3-6, Building 3 (Unit A), Wanbo Science and Technology Park, No. 20 Fengxin Road, Yuhuatai District, Nanjing

Contact person: Li Kaili

Tel:

E-mail:

Party B: Beijing Baosheng Science and Technology Co., Ltd.

Unified social credit code: 911101073180232025

Address: East F5, Building 8, Xishanhui, Shijingshan District, Beijing

Contact person: Gong Sheng

Tel:

E-mail:

In accordance with the Civil Code of the People's Republic of China, Advertising Law of the People's Republic of China, Copyright Law of the People's Republic of China, Law of the People's Republic of China against Unfair Competition and other relevant laws and regulations, Party A and Party B have reached the following agreement on the provision of online advertising services for Party A on media/delivery platforms agreed in the Contract by Party B entrusted by Party A for joint compliance.

The Contract is executed by Party A and Party B in Shijingshan District, Beijing on [March 6, 2023].

Article 1 Definition

Unless otherwise specified, the following terms in the Contract have the following meanings:

1. Party A’s products: refer to the products or services that Party A has independent and complete legal rights (including but not limited to ownership and related intellectual property rights), or that Party A has legal authorization to entrust Party B to carry out information promotion.

2. Delivery platforms: refer to the third-party media, channels or platforms owned by Party B or legally authorized in cooperation with Party B.

3. Party A’s materials: Texts, pictures, links, audios, videos and other materials related to Party A's products provided by Party A for Party B. If Party A does not entrust Party B to provide promotion content production services, such materials shall be promoted by Party B on delivery platforms according to Party A's instructions; if Party A entrusts Party B to produce promotion contents, Party B shall process, design and produce them on the basis of such materials.

4. Promotion content production service: refers to the service that Party B designs and produces the promotion content (including but not limited to texts, pictures, audios, videos, etc., referred to as "promotion content") to be released on the delivery platforms on the basis of Party A's materials and according to the requirements and rules of delivery platforms.

5. Recharge agency service: refers to the service provided by Party B to open an account and recharge in the name of Party A on the platform of Party B according to the Execution Form confirmed by both parties (the specific name is subject to actual performance, hereinafter referred to as Execution Form) or e-mail. After receiving Party A's recharge demand email, Party B shall recharge to the account number (“Party A’s Account Number”) separately confirmed by Party A and Party B according to the agreement, and the actual recharge amount shall be subject to Party A's account number record (the recharge amount does not include Party B's rebate, delivery platform refund and other preferential policy amounts of Party B or delivery platforms).

6. Operation optimization services: Party B shall provide management optimization services for Party A's delivery, including but not limited to traffic procurement, formulation of delivery operation strategy, media location selection, marketing operation, shooting and production of delivery materials, cost statistics, data query, data report, account optimization, etc.

7. Billing mode: Both parties hereunder shall adopt one or more of the following billing modes, which shall be subject to the check in the Execution Form.

1)	CPA (Cost-per-Action): Pay according to the approval of authentication materials submitted by users every time [the approval of authentication is subject to the confirmation of Party A]:
2)	CPC (Cost Per Click): In Party B's platform, every time a network user clicks on Party A's advertisement, the click fee will be deducted from Party A's promotion fee;
3)

CPD (Cost Per Download): In the relevant pages or client interfaces of Party B's agents, Party B shall charge fees according to the contract when network users download the link content given by Party A;

4)

CPM (Cost Per Thousand): According to the calculation mode that the promotion content is displayed every thousand times, that is, according to the exposure times of the promotion content in a certain area of Party B's platform, the CPM unit price is determined by Party A and Party B according to the bidding rules of Party B's platform, and the relevant expenses are automatically deducted by Party B's platform system according to the display;

5)

CPT (Cost-per-Time): The cost calculation mode based on time unit, that is, the mode of pricing according to the daily promotion content displayed at a specific position on Party B's platform. The promotion position, publication price and discount enjoyed by Party A shall be subject to Party B's specific sales policy.

6)

DSP (Demand-Side Platform): refers to a paid service provided by Party B to display and promote Party A's information on Party B's platform, and the fee settlement shall be implemented according to the billinh mode of Party B's platform, that is, the system automatically deducts fees.

7)	oCPX (Optimized Cost-per-X): refers to the settlement mode optimized by algorithm, and CPX can refer to any of the above 1)-5) calculation modes instead.

If there are other cooperation modes, both parties will sign a supplementary agreement separately.

8. Advance payment. The contents of this article shall apply when Party A and Party B confirm to cooperate in advance mode. By mutual agreement, Party B may advance the extension service fee of Party A, subject to the actual advance amount confirmed by both parties.

9. Preferential policies (rebates). 2 cargo points (Please fill in).

10. Wrong delivery/missed delivery: Wrong delivery refers to the serious wrong playing of the promotion service hereunder for more than 6 consecutive hours due to Party B's platform; missed delivery refers to the failure to play the promotion service hereunder according to the time stipulated herein due to Party B's platform, but does not include the reasonable technical processing time of playing on Party B’s platform on that day.

11. Unless otherwise agreed, the terms "month" and "day" herein refer to calendar month and calendar day, and “current month” refers to the corresponding month when the settlement data is issued.

12. The title of the Contract and the title of each clause are drawn up for convenience of retrieval and should not be used to explain the meaning of the Contract.

Article 2 Service and term

1. The term of the Contract is from [January 1, 2023 to December 31, 2023]. If Party A and Party B continue to cooperate after the end of the Contract, the term of the Contract shall be extended according to the time limit agreed by both parties and confirmed by supplementary agreement.

2. During the term of the Contract, Party A entrusts Party B with the following service 123 (please fill in).

1) Promote content production

2) Recharge agency service

3) Operational optimization service

4) Others:

3. The delivery platforms include the following item 2 (please fill in).

1) Kuaishou: https://www.vv.kuaishou.com/

2) Toutiao: https://ad.oceanengine.com/

3) Toutiao Qianchuan: https://qianchuan.jinritemai.com/

4) Baidu:

5) Tencent:

6) alimama.com and its client "Uni Desk" advertising service system that is the subordinate product of Alimama marketing platform.

7) Others:

4. Execution Form.

Both parties may sign each Execution Form, Information Service Form or Settlement Form (the specific name is subject to actual performance, hereinafter collectively referred to as Execution Form) within [7] working days before the commencement date of specific services, and agree on specific services, amount, product name, preferential policies, etc. Unless otherwise agreed in the Execution Form, the performance standards and rights and obligations of both parties shall be subject to the Contract. Any objection arising from the execution of any Execution Form shall not affect the execution and payment of other Execution Forms.

Unless otherwise agreed in the Execution Form, Party A shall provide the corresponding Party A’s materials in written form like e-mail [7] working days before the specific service starts. If the schedule or promotion content confirmed by Party A needs to be replaced or canceled, relevant rules of Party B and delivery platforms shall be obeyed and Party B shall be informed in written 7 working days in advance. Otherwise, Party B can refuse to replace or cancel.

5. Execution form exception. If Party A is unable to sign the Execution Form in advance due to urgent promotion needs, Party A may submit the promotion order to Party B by mail through the contact mailbox listed herein. If confirmed by Party B, the validity of this mail is equivalent to the Execution Form, and Party A will seal and sign the paper version of the Execution Form with corresponding contents within 15 days after confirmed by Party B.

6. Party A agrees: If the above-mentioned delivery platforms are selected, it means that Party A agrees to follow the promotion rules of delivery platforms at the same time, which are integral parts of the Contract. If the promotion rules of delivery platforms change and will affect the delivery of Party A's information content, Party B shall immediately inform Party A of the change of rules, so that Party A can adjust its operation strategy or deliver materials in time. Otherwise, if the promotion content is removed off shelves, Party B shall bear the responsibility and compensate Party A for all losses.

Article 3 Fees and payment

1. Statistics of settlement data. Party A and Party B confirm that all data hereunder (including but not limited to information release location, release time, page views, clicks, etc.) shall be counted by Party B or delivery platforms as the basis for settlement when the statistical error of settlement data of both parties is within [3%] (inclusive). However, when the statistical error of the settlement data of both parties exceeds [3%] (excluding), it shall be confirmed by both parties through negotiation. If Party A disagrees with some settlement data and provides preliminary evidence, both parties shall reach a new agreement on the disagreed part within 3 working days. If no agreement can be reached and Party B has no evidence to the contrary to overturn Party A's evidence, Party A’s data shall prevail. During the objection period, the advertising expenses without objection shall still be settled and paid according to the agreement of the Contract.

2. Settlement. Party B will send the settlement data of last month to Party A by email before the 3rd day of each month, and Party A shall reply and confirm within 3 days. If Party A fails to raise a written objection or reply within the time limit, or fails to raise a written objection or reply after Party B gives a reasonable explanation, it shall be deemed that Party A has no objection to the services provided by Party B. After receiving the special VAT invoice issued by Party B in accordance with Party A's requirements, Party A shall pay the corresponding amount to Party B before [30th] day of the current month. In case of national legal holidays or delay in payment caused by reasons other than Party A, Party A shall not be deemed as breach of contract.

3. Mailing invoices. After Party B issues the invoice according to the Contract, it will send it to Party A's "contact address" agreed herein by mail. If the invoice is lost in the mailing process due to the error of "contact address" filled in or provided by Party A, Party A shall bear the losses incurred every day.

4. Business termination settlement. If the business involved herein is terminated (including early termination), both parties shall settle accounts according to the facts after the business is terminated, and the settlement method shall refer to Article 4.2.

5. Refund. If Party A applies for a refund due to non-Party B's responsibility, and if the delivery platforms cannot refund, Party A shall settle the account according to the recharge amount. If platforms can be refunded, Party B shall refund the relevant money to the account designated by Party A within 10 working days after Party A applies for refund.

6. Unless otherwise agreed, all payments hereunder shall be settled and paid in RMB, and all payments shall be paid by Party A through bank transfer.

7. Billing information of Party A and collection account information of Party B:

Billing information of Party A	Collection account information of Party B
Name: Jiangsu Manyun Software Technology Co., Ltd.	Account name: Beijing Baosheng Science and Technology Co., Ltd.
Opening bank:	Opening bank:
Account No.:	Account No.:
TIN.:	TIN.:
Address:	Address:
Tel:	Tel:

Article 4 Rights and obligations of Party A

1. Party A guarantees that it has the legal qualifications and certificates related to Party A's products, and provides Party B with certificates and approval documents necessary for its business operation and other documents required by Party B's platform and delivery platforms. Party A guarantees that the relevant certificates presented or provided by Party A to Party B are true, legal, sufficient and effective.

2. Party A guarantees that Party A's materials and products pointed to do not contain contents that endanger national security, obscene pornography, falsehood, gambling, fraud, insult, slander, intimidation and other violations of the Advertising Law of the People's Republic of China and other laws and regulations, do not have any contents that violate public order and good customs, do not damage the legitimate rights and interests of Party B or any third party, and do not have misleading propaganda or false propaganda. If Party B finds that Party A's materials have the above situation, Party B has the right to notify Party A of modifying them in time. If Party A refuses to modify the relevant contents, Party B has the right to refuse to deliver relevant advertisements or suspend the delivery of relevant advertisements as required by Party A. Party A shall settle all disputes arising from Party A’s violation of the aforesaid agreement and bear the responsibility.

3. Party A has the right to inspect Party B's performance of the Contract at any time, and Party B shall cooperate with it. If Party A puts forward reasonable rectification requirements due to Party B's behavior suspected of illegally reaching the contract, Party B shall cooperate to complete the rectification within [3] hours after receiving Party A's notice and confirming that there is no objection. Otherwise, Party A has the right to terminate the contract by written notice and require Party B to bear Party A's losses.

4. Both parties shall collect, use, process and share users' personal information in accordance with the requirements of relevant laws, regulations, rules and national standards. The data receiver promises to protect personal information in a way not lower than the existing safety standards of the industry. Without the consent and authorization of the data provider and the personal information subject, personal information shall not be shared with or transferred to a third party, and shall not be used beyond the authorized scope.

Article 5 Rights and obligations of Party B

1. Party B guarantees that it has the ability and authorization to perform various services hereunder, including but not limited to the agency, operation authority and ability of delivery platforms. Party B shall show Party A copies of business license, certification documents of the general VAT taxpayer, bank account opening license and other relevant documents, and ensure the validity of Party B's platform agency authorization within the validity period of the Contract.

2. If Party B provides promotion content production services for Party A, it shall ensure that the promotion content is original or has obtained the legal authorization of the obligee to use it in the form contained herein, and that the promotion content complies with the provisions of relevant laws and regulations, does not infringe on anyone's legal rights (including intellectual property rights), does not have rights or any other form of disputes, and conforms to public order and good customs. If Party A is required to bear the liability by any third party due to Party B's promotion content, including compensation, cessation of infringement and other disputes, Party B shall be responsible for solving and bearing all direct or indirect losses caused by Party A (including but not limited to legal fees, notarial fees, attorney fees, preservation guarantee fees, investigation and evidence collection fees, damages paid by the third party, etc.), and Party A has the right to unilaterally notify to terminate the Contract without any liability.

3. The intellectual property rights and other related rights and interests of the promotion content produced by Party B belong to Party A, and Party B can enjoy the right of authorship but the signature method shall be approved by Party A in advance. Any other rights belong to Party A, including but not limited to other rights determined by laws and regulations such as modification, reproduction, distribution, exhibition, publication, information network dissemination, re-creation and production of derivative products. Party B may disseminate, promote, deliver, display or take similar actions to third parties other than Party A and Party B only after obtaining written confirmation from Party A.

4. Party B shall modify the size, file format and content of Party A's materials according to the release rules of delivery platforms. If Party A's materials do not meet the requirements of laws, regulations or platforms, Party B shall modify them until the promotion contents meet the release requirements. Party B shall be responsible for and bear the consequences for promotion contents released by Party B, including but not limited to all losses of Party A caused by promotion contents being removed off shelves because they do not meet the requirements of laws and regulations or the requirements of delivery platforms (including but not limited to attorney fees, legal fees, preservation fees, notarial fees, etc. incurred to safeguard their own rights and interests, the same below), losses of Party A caused by promotion contents being removed off shelves because of complaints from third parties, and claims by third parties for promotion contents, etc. At this time, Party A has the right to require Party B to refund the expenses involved in the promotion contents of this part. If Party A refuses to modify or fails to modify in time, it is not restricted by this article, and Party A shall bear the corresponding consequences at that time.

5. Party B shall ensure to provide Party A with services such as promotion content production, recharge agency and operation optimization in a timely and accurate manner according to the agreement of both parties or Party A's instructions. Without the consent of Party A, Party B shall not take delivery actions, use the funds in Party A's promotion account without authorization, or have wrong delivery that is inconsistent with Party A's delivery requirements. Otherwise, Party A has the right to investigate Party B's liability for breach of contract according to Article 6.2.

6. In case of service problems caused by Party B, including but not limited to substandard conversion effect, promotion material problems, bid problems and failure to promote according to the agreed time, Party B shall bear corresponding liabilities for breach of contract.

7. Party B has the obligation to keep confidential and prudently use Party A's business, financial, technical, product and service information, user data or any other documents or information (collectively referred to as "Party A's data") obtained or received by Party B during the performance of the Contract. Party B only transfers, duplicates, disseminates and uses Party A's data within the scope agreed herein for the purpose of performance of the Contract. If Party B uses Party A's data in advertising materials, promotion contents and other external display documents produced for Party A, it shall obtain Party A's written consent.

8. If a third party complains that Party A's products corresponding to the delivery content are illegal, and therefore Party B's platform faces examination or inquiry from relevant authorities, Party B has the right to immediately remove or delete relevant products or pages, and at the same time stop the network promotion and delivery service for Party A, and the losses incurred hereby shall be borne by Party A. If Party B suffers from any third party claim or any administrative or judicial punishment and the documents issued by such departments determine that Party A's products or services are illegal, Party A shall compensate Party B for the losses determined in the documents within 5 working days from the date of receiving Party B's notice, and Party B has the right to reserve the right to terminate the Agreement at any time without any legal liability and cost compensation.

9. Party B shall not guide users to register with virtual operator mobile phone number. If Party A has evidence to prove that Party B guides users to register Party A's products with virtual operator mobile phone number, Party A has the right to exclude this part of user data when settling promotion expenses with Party B, and has the right to request early termination of cooperation between both parties.

(Virtual operator mobile phone number: refers to the mobile phone number purchased by virtual operator from a basic operator, packaged and sold, subject to the number segment sold by virtual operator.)

10. Party B shall not take any false or cheating means in the process of promoting Party A's products, otherwise Party A has the right to require Party B to refund all the promotion expenses paid by Party A, and unilaterally terminate the Contract and related supplementary agreements without any legal liability and cost compensation. In case of any losses caused to Party A (including but not limited to attorney fees, legal fees, preservation fees, notarial fees, etc. incurred by Party B to safeguard its own rights and interests), Party B shall compensate accordingly.

11. Party B shall ensure that its service quality or standards provided for Party A are not lower than that provided for other subjects with competitive relation with Party A and/or Party A’s associates.

12. Party B shall not carry out any behavior that damages or may damage Party A’s business reputation.

Article 6 Breach clause

1. If Party A fails to pay Party B in time as agreed herein, Party B has the right to stop providing the services agreed herein until Party A pays all the fees. Party A has no right to enjoy any preferential/rebate policies (if any) during this period, and Party A shall bear the liquidated damages of [five thousandth] of the unpaid amount for each day overdue. Party A shall bear all the losses caused by Party A's promotion content removed or other losses. Before Party A settles the advance payment, Party B has the right to refuse Party A's subsequent request for advance payment. Party B's breach of contract or disputes between both parties, resulting in Party A's suspension of payment, shall not be bound by this article, and shall not be deemed as Party A's breach of contract at that time.

2. If a third party lodges a complaint, claim or administrative penalty against Party B or delivery platforms due to Party A's fault, Party A shall actively assist Party B or platforms in handling relevant disputes, and all expenses and compensation paid by Party B or the platform for resolving such disputes shall be actually borne and paid by Party A on the premise that Party A knows and agrees to pay the dispute resolution expenses and compensation. Party A shall compensate Party B for the economic losses within 5 days from the date of receipt of Party B's notice, and Party B has the right to deduct them directly from the promotion expenses prepaid by Party A. At the same time, Party B is entitled to reserve the right to terminate the Agreement at any time without any legal liability and cost compensation.

3. If Party B violates the agreement hereunder, Party A shall request Party B to amend it in writing. If Party B fails to amend it within a reasonable time limit specified by Party A, Party A has the right to terminate the Contract without any responsibility, and has the right to require Party B to bear all losses of Party A (including but not limited to legal fees, preservation fees, notarial fees, etc.). Any liability for breach of contract otherwise agreed herein shall be borne in accordance with its agreement.

Article 7 Notice and delivery

1. Unless otherwise agreed by both parties, the notices, documents and materials issued by Party A and Party B due to the conclusion and performance of the Agreement shall be delivered by mail or e-mail. If it is delivered by mail, it shall be deemed to have been served when it is delivered to the contact address of the other party; if the mail is delivered by e-mail, it shall be deemed to have been served on the day when the mail reaches the other party's system. If one party changes the service information, it shall notify the other party in writing three working days in advance. If any losses are caused by the failure to notify, the non-notifying party shall bear its own losses. The information served by both parties is as follows:

Contact person of Party A: Li Kaili

Contact email:

Tel:

Address:

Contact person of Party B: Gong Sheng

Contact email:

Tel:

Address:

2. Party A and Party B designate the above-mentioned contact persons as their authorized representatives, and both parties confirm that any service plan, materials and promotion contents related to the cooperation matters agreed hereunder shall be served to the other party by the authorized representative of each party in the above-mentioned service method, which shall be regarded as the true intention of the party and shall be bound by the terms of the Agreement.

Article 8 Force majeure

1. "Force majeure" events beyond the reasonable control of both parties, which is unforeseeable or unavoidable even if foreseen, and which prevents, affects or delays either party from performing all or part of its obligations hereunder. Such events include, but are not limited to, government acts, natural disasters, wars, computer viruses, hacking attacks, network failures, service delays by bandwidth or other network equipment or technology providers, service barriers, or any other similar event. Otherwise, it will be regarded as a breach of contract and shall bear the liability for breach.

2. When an event of force majeure occurs, the party suffering from the event of force majeure shall promptly notify the other party in writing and inform it of the possible impact of the event on the Agreement, and shall provide relevant certificates within a reasonable period of time.

3. The party suffering from the force majeure event may temporarily suspend the performance of its obligations hereunder until the impact of the force majeure event is eliminated, and there is no need to bear the liability for breach of contract; however, every effort should be made to overcome the incident and mitigate its negative impact.

Article 9 Dispute resolution and applicable law

In case of any dispute between Party A and Party B within the terms of the Agreement, it shall be settled through negotiation as far as possible. If negotiation fails, either party has the right to submit the dispute or controversy to the People's Court with jurisdiction in the place where Party A is located for litigation.

Article 10 Anti-commercial bribery clause

1. Both parties know that any form of bribery may violate the law and be severely punished by law. Neither party may ask for, receive, provide or give any benefits other than those agreed here to the other party or its relevant personnel, including but not limited to cash, shopping cards, physical objects, securities, tourism or other benefits.

2. If Party B, in violation of the Contract, bribes Party A's personnel either by itself or through its associates or employees for direct or indirect commercial benefits (including but not limited to contractual benefits and/or cooperation opportunities), it shall be deemed as Party B's breach of contract. Party A has the right to terminate the Contract, suspend the settlement of the contract payment, and require Party B to pay liquidated damages at 30% of the total contract price or the bribe amount of Party B (whichever is higher). If the above liquidated damages are not enough to make up for Party A's losses, Party B shall compensate separately.

3. If Party B finds any form of bribery by Party A's personnel, Party B shall report it to Party A (mailing and visiting address: Building 3 (Unit A), Wanbo R&D Park, No. 20 Fengxin Road, Yuhuatai District, Nanjing; Reporting E-mail: DDRX 0amh-group.com).

Article 11 Confidentiality clause

1. Either party shall bear the responsibility of keeping confidential the confidential data and information (hereinafter referred to as “Confidential Information”) of the other party known or contacted through negotiation, signing or performance of the Contract, and take any necessary and reasonable measures based on the principle of honesty and prudence; without the written consent of the other party, such confidential information shall not be disclosed to any third party (except legal requirements, government departments, stock exchanges or other regulatory agencies and legal, accounting, commercial and other consultants of both parties, and necessary employees in connection with the execution of the Contract), or be used or allowed to be used by others beyond the purpose of the Agreement.

2. Confidential information referred to herein refers to information that is not known to the public, has commercial value and is kept confidential by confidential measures, regardless of the carrier and whether it is marked with the word "confidential", including but not limited to business information, technical information and other information stipulated herein-

1) “Business information” includes but is not limited to insider information, information provided by company customers, customer list, customer needs, company business strategy, product planning, business intelligence, industry information, financial data, personnel information, interview records, crowd characteristics, target crowd delivery planning, advertising creativity, etc.;

2) “Technical information” includes but is not limited to demand documents, test reports, acceptance reports, source codes, software description documents, etc.;

3) Confidential information also includes negative information, which is any information that, if made public, will negatively affect the owner of the confidential information or increase the competitiveness of competitors.

3. The confidentiality obligations stipulated in this clause shall continue to be valid during the validity period and after the termination of the Contract until the confidential information is disclosed by the holder through legal channels.

4. If either party violates the confidentiality obligation in this article, it shall immediately stop the breach and take any necessary measures to prevent further disclosure of confidential information. All expenses incurred therefrom shall be borne by the party itself. The other party has the right to terminate the Contract by written notice, and claims to bear 30% of the total contract price (including all paid expenses and expenses to be paid) as liquidated damages. If the liquidated damages are not enough to make up for the losses of the other party, they should also be made up.

Article 12 Miscellaneous

1. The Contract shall come into effect as of the date when both parties stamp it. The supplement and alteration of the Contract must be made by both parties through negotiation and in written form, and shall come into effect after being sealed by both parties.

2. The Contract is made in duplicate, with each party holding one copy.

3. If the Contract has matters not covered, both parties shall sign a supplementary agreement after further negotiation. The Execution Form attached to the Contract and the supplementary agreement have the same legal effect as the Contract.

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Party A (seal): Jiangsu Manyun Software Technology Co., Ltd.

Date: March 9, 2023

Party B (Seal): Beijing Baosheng Science and Technology Co., Ltd.

Date: March 9, 2023